EXHIBIT 23(a)
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Comerica Incorporated 2006 Long-Term Incentive Plan, of our reports dated February 14, 2006, with respect to the consolidated financial statements of Comerica Incorporated incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2005, Comerica Incorporated management’s assessment of effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Comerica Incorporated, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
July 26, 2006
Detroit, Michigan